UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2010

AFFYMAX, INC.

(Exact name of registrant as specified in charter)

Delaware	001-33213	77-0579396
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)

4001 Miranda Avenue
Palo Alto, California 94304
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 812 -8700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01         Other Events.

As disclosed previously, we have entered into a Common Stock Purchase Agreement, or Purchase Agreement, as amended, with Azimuth Opportunity Ltd., or Azimuth, pursuant to which we may, from time to time and subject to the terms and limitations set forth in the Purchase Agreement, sell Azimuth shares of our common stock. On October 18, 2010, we expect to settle with Azimuth on the purchase of 999,061 shares of our common stock under the Purchase Agreement at an aggregate purchase price of $5.0 million. We expect to receive estimated net proceeds from the sale of these shares of approximately $4.85 million after deducting our estimated offering expenses. In connection with this sale of our common stock, we are filing, as Exhibit 5.1 hereto, an opinion of our counsel, Cooley LLP.

The foregoing description is qualified in its entirety by reference to the Purchase Agreement, which was filed as a exhibits to our Current Reports on Form 8-K filed on September 25, 2009 and September 20, 2010 and are incorporated herein by reference.

Forward-Looking Statements

Certain statements in this Form 8-K are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about the expected settlement of the sale and purchase of common stock described herein and our receipt of net proceeds therefrom. For such statements, we claim the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from our expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, our ability to satisfy applicable closing conditions under the Purchase Agreement and Azimuth’s compliance with its obligations to purchase the shares of common stock. Additional factors that could cause actual results to differ materially from those stated or implied by our forward-looking statements are disclosed in our other filings with the Securities and Exchange Commission. These forward-looking statements represent our judgment as of the time of the filing of this Form 8-K. We disclaim any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Item 9.01         Financial Statements and Exhibits.

(d)              Exhibits.

5.1                                 Opinion of Cooley LLP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AFFYMAX, INC .

Dated: October 15, 2010	By:	/s/ Paul B. Cleveland

Paul B. Cleveland Executive Vice President, Corporate Development and Chief Financial Officer